EXHIBIT 10.67

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit, as indicated by “[*]”, have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.  The omitted materials have been filed separately with the Securities and Exchange Commission.

PURCHASE AGREEMENT COM 0190-10 between EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A. and REPUBLIC AIRLINE INC.

Purchase Agreement 0190-10 Final Version

ATTACHMENTS

“A1” - E190 AIRCRAFT CONFIGURATION

[*]

"B" - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

"C" - WARRANTY CERTIFICATE - MATERIAL AND WORKMANSHIP

"D"- ESCALATION FORMULA

[*]

[*]

"G" - SERVICE LIFE GUARANTEE

[*]

[*]

"I" - AUTHORIZED REPRESENTATIVE APPOINTMENT

"J" - FORM OF WARRANTY BILL OF SALE

"K" - FORM OF GUARANTEE

[*]

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Purchase Agreement 0190-10 Final Version

PURCHASE AGREEMENT COM 0190-10

THIS AGREEMENT IS ENTERED INTO THIS 3rd DAY OF NOVEMBER, 2010, BY AND BETWEEN EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A. AND REPUBLIC AIRLINE INC., FOR THE PURCHASE AND SALE OF EMBRAER AIRCRAFT.

THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS AND UNTIL IT IS SIGNED BY AN AUTHORIZED OFFICER OF REPUBLIC AIRLINE INC. AND EXECUTED BY TWO AUTHORIZED OFFICERS OF EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

THE SALE COVERED BY THIS AGREEMENT SHALL BE GOVERNED SOLELY BY THE TERMS AND CONDITIONS HEREIN SET FORTH, AS WELL AS BY THE PROVISIONS SET FORTH IN THE ATTACHMENTS HERETO.

1. DEFINITIONS

For the purpose of this Agreement, the Parties hereby adopt the following definitions and, unless otherwise expressly provided, the singular includes the plural and the masculine includes the feminine and neutral genders:

1.1 "Actual Delivery Date": shall mean, with respect to each Aircraft, the date on which Buyer obtains title to that Aircraft in accordance with Article 7.

1.2 "AD's": shall mean Airworthiness Directives issued by either ANAC or the Aviation Authority, in connection with and with respect to the Aircraft.

1.3 "Agreement": shall mean this Purchase Agreement COM 0190-10, its Attachments and the Letter Agreement between the Parties executed on the date hereof.

1.4 “Aircraft”: shall be deemed to refer to either an EMBRAER 190 Aircraft or EMBRAER 195 Aircraft referred to in Attachment “A1” and “A2” respectively, for sale to Buyer pursuant to this Agreement, equipped with two engines identified therein (or, where the context requires, all of such Aircraft). Aircraft shall include the Firm Aircraft, Conditional Aircraft, Option Aircraft and Conversion Aircraft unless expressly provided to the contrary. [*]

1.5 “ANAC”: shall mean the Brazilian civil aviation authority – Agência Nacional de Aviação Civil.

1.6 "Aviation Authority": shall mean United States Federal Aviation Administration or FAA.

1.7 "Basic Price": shall mean the total price for an Aircraft, effective on the date of execution of this Agreement contained in Article 3.1 or, in case of revision thereof, on the date of its revision.

1.8 "Buyer": shall mean Republic Airline Inc., an Indiana corporation with its principal place of business at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, United States, or its assignee pursuant to Article 14.

1.9 "Business Day(s)": shall mean days on which the banks in each of New York, New York, United States and São Paulo, and São José dos Campos, S.P. Brazil are open for the normal transaction of business.

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1.10 "Conditional Aircraft": shall be the additional Embraer 190 Aircraft that Buyer shall have the right to convert to Firm Aircraft as per the terms of Article 22.

1.11 "Contractual Delivery Date": shall mean (i) for any Firm Aircraft the delivery date referred to in Article 5 for such Firm Aircraft, (ii) for any Conditional Aircraft, the delivery date referred to in Article 22.1 for such Conditional Aircraft and (iii) for any Option Aircraft, the delivery date referred to in Article 23.1 for such Option Aircraft .

1.12 [*]

1.13“ EMBRAER 190 Aircraft” or “E190 Aircraft”: shall mean an EMBRAER 190 aircraft manufactured by Embraer for sale to Buyer pursuant to this Agreement according to Attachment “A1”.

1.14 “EMBRAER 195 Aircraft” or “E195 Aircraft”: shall mean an EMBRAER 195 aircraft manufactured by Embraer for sale to Buyer pursuant to this Agreement according to Attachment “A2”.

1.15 "Embraer": shall mean Embraer - Empresa Brasileira de Aeronáutica S.A., a Brazilian corporation with its principal place of business at Av. Brigadeiro Faria Lima, 2170 - Putim, São José dos Campos, São Paulo, Brazil.

1.16 "Excusable Delay": shall have the meaning assigned to such term in Article 9.1.1.

1.17 "FAA": shall mean the Federal Aviation Administration of the United States of America.

1.18 "Firm Aircraft": shall mean the Aircraft specified in Article 2.1.

1.19 "Non-Excusable Delay": any delay in the delivery of an Aircraft or in the performance of any act by Embraer under this Agreement that is not an Excusable Delay.

1.20 "Option Aircraft": shall have the meaning assigned to such term in Article 23.

1.21 "Parties": shall mean Embraer and Buyer.

1.22 "Product Support Package": shall mean the products and Services to be provided by Embraer as per Article 13.

1.23 "Purchase Price": shall mean the Aircraft total price, effective on the relevant Aircraft Contractual Delivery Date, resulting from the application of the escalation formula contained in Attachment "D” to the Basic Price as set forth in Article 3.3.

1.24 "Services": shall mean the familiarization and on-site support for the Aircraft, part of the Product Support Package, as specified in Attachment "B".

1.25 "Technical Publications": shall mean the technical documentation pertaining and related to the Aircraft as listed in Exhibit 1 to Attachment "B".

References to Articles or Attachments in the main body of this Purchase Agreement shall be deemed to be references to Articles of or Attachments to this Agreement, respectively, except as the context requires otherwise.

2. SUBJECT

Subject to the terms and conditions of this Agreement:

2.1 Embraer shall sell and deliver and Buyer shall purchase and take delivery of six (6) EMBRAER 190 Aircraft.

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2.2 Buyer shall have the right to purchase (i) up to eighteen (18) Conditional Aircraft in accordance with Article 22 and (ii) up to twenty-four (24) Option Aircraft in accordance with Article 23.

2.3 Embraer shall provide to Buyer the Services and the Technical Publications as described in Attachment “B”

3. PRICE

3.1 The Basic Price of each of the first six (6) Firm Aircraft is [*].

3.2 The Services and Technical Publications are to be provided [*]. Additional technical publications as well as other services shall be billed to Buyer in accordance with Embraer’s rates prevailing at the time Buyer places a purchase order for such additional technical publications or other services.

3.3 The Basic Price for each Firm Aircraft shall be escalated according to the Escalation Formula contained in Attachment “D”. Such price as escalated for each Firm Aircraft shall be the Purchase Price for such Firm Aircraft and it will be provided by Embraer to Buyer [*] prior to the Contractual Delivery Date for such Aircraft.

4. PAYMENT

4.1 To secure the Firm Aircraft delivery positions set forth in Article 5 and to ensure delivery of the Firm Aircraft in accordance with the Contractual Delivery Dates, Buyer shall pay Embraer for each Firm Aircraft in accordance with the terms and conditions contained in this Article 4. The Parties acknowledge that each of the Firm Aircraft and the corresponding delivery positions have been reserved for purchase by Buyer and such Firm Aircraft have been removed from the market. Buyer has already paid to Embraer prior to the execution of this Agreement a [*] initial deposit (the “Initial Deposit”) per Firm Aircraft.

The amounts specified in this Article 4.1 shall be paid by Buyer by wire transfer in immediately available United States dollars funds, to such bank account in the United States as directed by Embraer to Buyer [*] prior to the date of payment, as follows:

4.1.1                  [*]

4.1.2                  [*]

4.1.3                  [*]

4.1.4                  [*]

Progress payments shall be due on the dates specified in Articles 4.1.1 through 4.1.3 except if any such date is not a Business Day in which case the progress payment shall be [*].

4.2 Late Payments: Interest will accrue at the rate of [*] per month or pro rated on any part thereof on any amount not paid to Embraer as set forth in Articles 4.1.1 through 4.1.4, from the date on which such payments should have been made as therein set forth, until (and excluding) the actual receipt by Embraer of such amounts.  Without prejudice to Embraer's rights set forth in Article 4.3, interest accrued will be invoiced by Embraer on a monthly basis, beginning one month after date on which payments should have been made, and payment thereof shall be made by Buyer in accordance with the instructions contained therein.

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Any progress payment that would otherwise be due before execution of this Agreement shall be due within two (2) Business Days after the date of execution of this Agreement.

4.3  Termination for failure to make payments:

In case of a late payment as per the terms and conditions contained in Article 4.2, Embraer shall grant Buyer a [*]. Such [*] period shall apply only to the [*].  Such [*] period shall under no circumstances apply to payments due pursuant to Article 4.1.4.  If Buyer fails [*] to make any progress payment for any Aircraft when due, Embraer shall be entitled to exercise its termination right pursuant to this paragraph without waiting for the expiration of the above referenced [*] period. In the event Embraer does not receive any payment required by Articles 4.1.1 through 4.1.3 within [*] after Buyer receives written notice from Embraer of its failure to receive the payment, Embraer shall have the right to either (i) postpone, at its sole criteria, the relevant Aircraft's Contractual Delivery Date; or (ii) terminate this Agreement in relation to the affected Aircraft in accordance with Article 21.3.

[*]

5. DELIVERY

5.1  Subject to payment in accordance with Article 4 and the provisions of Articles 7 and 9, Embraer shall offer the Firm Aircraft to Buyer for inspection, acceptance and subsequent delivery in fly away factory ("FAF") condition, with the Aircraft to be flown away from Embraer's facilities by Buyer), in compliance with this Agreement, at São José dos Campos, Brazil [*] pursuant to Article 7.1 (the “Contractual Delivery Date”).

Firm Aircraft	Contractual Delivery Date
01	Aug/11
02	[*]
03	[*]
04	[*]
05	[*]
06	Dec/11

6. CERTIFICATION

6.1 The EMBRAER 195 and EMBRAER 190 shall be Type Certified pursuant to FAA airworthiness requirement FAR 25 - Airworthiness Standards Transport Category Airplanes, including amendments 25-1 through to 25-117, except section 25.981(c) of Amdt 25-102, Amdt 25-106, Section 25.735(h) of Amdt 25-107, Amdt 111, Amdt 115 and Amdt 116.

6.2 The Aircraft shall comply with the operational requirements of the Aviation Authority, except for the items that are under Buyer's regulatory responsibility pursuant to the operational requirements of the FAR's which are not otherwise required to be provided by Embraer under this Agreement.

6.3 The Aircraft shall be delivered to Buyer with an export certificate of airworthiness issued by ANAC stating that the aircraft meets the "Type Design" approved by the Aviation Authority. The condition of the Aircraft on delivery and the documentation delivered with the Aircraft, including the above mentioned export certificate of airworthiness, shall enable Buyer to obtain an Aviation Authority certificate of airworthiness. Subject to the above, it shall be Buyer's responsibility to obtain such certificate of airworthiness for the registration of the Aircraft with the Aviation Authority, at Buyer's sole expense.  Embraer shall assist Buyer, at Buyer's request and expense, in obtaining such certificate of airworthiness from the Aviation Authority.  [*]

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7. ACCEPTANCE AND TRANSFER OF OWNERSHIP

7.1 Unless Embraer notifies Buyer otherwise, the Aircraft shall be delivered in accordance with the provisions and schedule specified pursuant to Article 5 herein. Embraer shall give Buyer [*] advance notice of the date on which Embraer considers that each Aircraft will be ready for delivery in the condition specified herein. Upon successful completion of ground and flight tests performed by Embraer, Embraer will give Buyer [*] advance notice of the day that the Aircraft concerned is ready for inspection by Buyer.

7.2 Buyer shall be allowed a reasonable period of time to conduct a ground inspection and an acceptance flight or flights (together, the "Inspection") of each Aircraft prior to its delivery. [*] After such acceptance flight and if Buyer accepts the Aircraft in accordance with this Article 7, such Aircraft will be delivered by Embraer to Buyer in accordance with Article 6 hereof [*].

7.3 Buyer shall accept the Aircraft provided, in the reasonable determination of Buyer, the Aircraft meets the terms and conditions of this Agreement.  Immediately after such acceptance, Buyer shall make the payments due, if any, with respect to such Aircraft according to Article 4 and accept delivery of such Aircraft, whereupon [*] title and risk of loss will be transferred by Embraer to Buyer and Embraer shall execute the necessary title and risk transfer documents required in order to effect title transfer, including but not limited to an FAA form Bill of Sale and a Warranty Bill of Sale substantially in the form attached hereto as Attachment "J". [*]

7.4 If Buyer declines to accept an Aircraft after its Inspection because the Aircraft failed to meet the terms of this Agreement, Buyer shall promptly give Embraer notice of all specific reasons for such refusal and Embraer shall have [*] commencing on the first Business Day after receipt of such notice, to take all necessary actions at no cost to Buyer in order to resubmit the Aircraft to Buyer for re-inspection

7.5 Subsequent to a refusal of acceptance pursuant to Article 7.4, Buyer shall inspect the Aircraft, as provided for in Article 7.2, within [*] after [*] from Embraer that all necessary actions were taken ("Reinspection"). All costs of such Reinspection [*].

7.6 Should Buyer or Embraer fail to comply with the procedures specified in this Article 7, the other party shall not be held liable for any delays in delivery resulting from such failure.

7.7 Should Buyer not perform its obligations in accordance with this Article 7 [*] Embraer shall be entitled to [*] its obligations in accordance with this Article 7 [*] Embraer shall be entitled to [*] pursuant to Article 21.3.

7.8 Embraer agrees to indemnify and hold harmless Buyer and Buyer's officers, directors, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Buyer and/or Buyer's officers, directors, agents, employees and assignees by reason of loss or damage to property, or injury or death of any person, resulting from or in any way connected with the tests on the ground or in flight on or prior to Actual Delivery Date of each Aircraft, except to the extent attributable to the gross negligence or willful misconduct of Buyer, its officers, directors, agents, employees and assignees.

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7.9 Buyer shall be permitted to delegate its duties in this Article 7 as to the physical inspection, reinspection, and acceptance and delivery of the Aircraft to its authorized representative in the form attached hereto as Attachment "I".

[*]

8. STORAGE CHARGE

8.1 A storage charge equal to [*] per day shall be charged by Embraer to Buyer commencing on:

8.1.1 Buyer's failure to perform Inspection or Reinspection of an Aircraft, per the date or time period specified in writing by Embraer, according to Article 7 until such Inspection or Reinspection is performed.

8.1.2 Buyer's default in taking title to such Aircraft when required and making the payment then due, until such payment is made.

8.1.3 Buyer's failure within [*] after title transfer to remove an Aircraft from Embraer's facilities.

Storage charges shall end as provided above or, if earlier on i) Buyer's and Embraer's agreement to end such storage charge, ii) removal of the relevant Aircraft from Embraer's facilities or iii) in the event this Agreement with respect to such Aircraft is terminated in accordance with Article 21.3.

If however, Buyer notifies Embraer in writing [*] days in advance of its expected delay in the performance of its obligations set forth in this Article 8, the storage charge shall commence [*] day after the occurrence of the events set forth in this Article 8.1.

8.2 In the event that an Aircraft's Contractual Delivery Date must be extended by Embraer from that which is designated pursuant to Article 5, due to Buyer's failure to perform any action or provide any information required to be performed or provided by Buyer by this Agreement other than the ones specified in the preceding items, and the Aircraft otherwise was to be delivered on the Contractual Delivery Date, the storage charge shall commence [*] day after the Contractual Delivery Date relative to such Aircraft.

8.3 Buyer shall pay the storage charge set forth in Article 8.1 and 8.2, as applicable, per each month of delay or part thereof, within [*] after the presentation of each invoice by Embraer.

9. DELAYS IN DELIVERY

9.1 Excusable Delays:

[*]

9.2 Non-Excusable Delays:

[*]

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9.3 Delay Due to Loss or Structural Damage of the Aircraft: Should any Aircraft be destroyed or damaged before acceptance by Buyer to the extent that it becomes commercially useless, Buyer may, at its sole discretion take a replacement Aircraft of the same model under the same terms and conditions of this Agreement at a later delivery date to be agreed by the Parties.

Within one (1) month after such loss, Embraer will provide Buyer with a new delivery date for a replacement Aircraft of the same model.  If Buyer in its sole discretion rejects the new delivery date after further consultation with Embraer on scheduling the delivery of the Aircraft, Buyer may terminate this Agreement with respect to such Aircraft, [*]. In the event Embraer [*].

10. INSPECTION AND QUALITY CONTROL

10.1 Buyer is hereby permitted to have one or more authorized representatives at Embraer's facilities for a period commencing [*] prior to the Contractual Delivery Date of each Aircraft in order to assure that the Aircraft was developed in accordance with the procedures specified in this Agreement and according to all applicable quality control standards. Buyer may communicate its concerns as to the production of the Aircraft to Embraer. Buyer's representatives shall be allowed to observe certain intermediate stages of the Aircraft assembly during its manufacture.

10.2 Buyer shall notify Embraer of the name of each of such authorized representative at least [*] and which Aircraft it desires to follow and which phase of the production process it desires to observe. Buyer's representatives shall not interfere with or hinder the production or manufacture of any Aircraft. Buyer may substitute authorized representatives, provided written notice is given to Embraer [*].

10.3 Such representatives may also be authorized to sign the acceptance and transfer of title and risk documents and accept delivery of the Aircraft pursuant to Article 7.

10.4 With respect to this Article 10, Embraer shall provide for use in accordance with the Agreement at no cost to Buyer, communication facilities (internet access, telephone and facsimile) for Buyer's authorized representatives, as well as the necessary tools, measuring devices, test equipment and technical assistance as may be necessary to perform acceptance tests.

10.5 Buyer's authorized representatives shall observe Embraer's administrative rules and instructions while at Embraer's facilities, and Buyer's representatives will be provided with all appropriate rules and regulations upon arrival.

10.6 Buyer's authorized representatives shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to hold harmless Embraer from and against all and any kind of liabilities in respect to such representatives, for whom Buyer is solely and fully responsible under all circumstances and in any instance except to the extent caused by the gross negligence or willful misconduct of Embraer, its officers, directors, employees or agents.

11. CHANGES

11.1 At delivery each Aircraft will comply with the standards defined in the applicable Attachment “A”. Also, each Aircraft shall incorporate all modifications which are classified as Airworthiness Directives (AD’s) mandatory by ANAC or FAA and shall also at the Actual Delivery Date incorporate any change agreed upon by Buyer and Embraer in accordance with this Article 11.

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[*]

11.2 Embraer can make changes in the design of the Aircraft in accordance with the terms and conditions set forth in Articles 11.2 through 11.7. The definition of which and its respective classification shall be in compliance to the Aircraft type specification, as follows:

11.2.1 Minor Changes: defined as those modifications which shall not adversely affect the Aircraft in any of the following characteristics:

[*]

11.2.2 Major Changes: defined as those modifications, which affect at least one of the topics mentioned in Article 11.2.1.

11.3 Embraer shall have the right, but not the obligation, to incorporate Minor Changes in the Aircraft still in the production line at its own cost, without the prior consent of Buyer.

11.4 Embraer shall provide Buyer with written notice (the "Proposal of Major Change or PMC") of those Major Changes that are classified as AD's by means of service bulletins approved by the Aviation Authority and/or ANAC, as appropriate. Service bulletins that implement such AD's shall be referred to as Mandatory Service Bulletins ("MSB"). Embraer shall incorporate Mandatory Service Bulletins as follows:

11.4.1 Compliance required before Contractual Delivery Date: Embraer shall incorporate MSB in undelivered Aircraft at Embraer's expense in a reasonable period of time if the compliance time for such MSB is before the Aircraft's Contractual Delivery Date. Embraer shall not be liable for any delays resulting from incorporation of MSB when the Aircraft has already passed the specific production stage affected by the incorporation of said change but Embraer shall [*] to incorporate such changes prior to the Aircraft's Contractual Delivery Date [*]. In the event of delay caused by incorporation of any Embraer Service Bulletin (other than an MSB), [*].

11.4.2 Compliance required after Contractual Delivery Date: During the applicable Aircraft warranty coverage periods as specified in the Aircraft Warranty that is the subject of Attachment "C", Embraer shall [*]. When flight safety is affected, such changes shall be immediately incorporated. If warranty coverage is not available or applicable pursuant to Attachment "C", the provisions of Article 11.5 shall apply.

11.5 Except for the Major Changes referred to in Article 11.4, any other Major Change, such as (i) any change developed by Embraer as product improvement, (ii) any change requested by Buyer in relation to the Aircraft configuration, or (iii) any change required by the Aviation Authority as a consequence of alterations, amendments and/or innovations of its present applicable regulations, shall be considered as optional and, pursuant to Buyer's request, Embraer shall submit to Buyer a Proposal of Major Change ("PMC"), which shall describe all possible impacts on the provisions contained in this Agreement, including but not limited to Aircraft pricing, weight, etc. Should Buyer not approve such PMC, the change shall not be incorporated in the Aircraft.

11.6 Any Major Change to an Aircraft, made in accordance with the foregoing paragraphs that affect the provisions of the applicable Attachment “A”, shall be incorporated in said Attachment by means of an amendment. The amendment shall be submitted to Buyer for signature thirty (30) days prior to the relevant Aircraft's Contractual Delivery Date, a copy of which shall be received by Embraer, duly signed, prior to such Aircraft's Actual Delivery Date.

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11.7 Except [*] should an Aircraft not comply with the terms and conditions of the applicable Attachment “A” Buyer shall be entitled to either [*]. Determination of such compliance shall be made by Buyer pursuant to Article 7.

12. WARRANTY

The materials and workmanship relative to the Aircraft subject to this Agreement will be warranted in accordance with the terms and conditions specified in Attachment "C". [*]

13. PRODUCT SUPPORT PACKAGE

Embraer shall supply to Buyer the Product Support Package described in Article 2 of Attachment "B", which includes Embraer's spare parts policy, the Technical Publications and the Services.

14. ASSIGNMENT

14.1 Buyer may request, and Embraer will take, any action reasonably necessary for the purpose of causing an Aircraft at the time of delivery to be subject to an equipment trust, conditional sale, lien, lease or other arrangement for the initial financing of the Aircraft in connection with the delivery of such Aircraft to Buyer, provided however that [*] the assignment of its rights and obligations contained in Attachment C shall be governed by the provisions of Attachment C.

14.2 Buyer may assign its rights with respect to Aircraft to another wholly-owned subsidiary of Republic Airways Holdings Inc. ("Holdings", and such subsidiary, the “Sibling”) as provided in this Article 14.2. Such assignment and the Sibling’s exercise of such rights shall be subject to [*].

14.3 Except as expressly permitted by this Article 14, neither Embraer's nor Buyer's rights and obligations hereunder may be assigned, conveyed, subcontracted, transferred or delegated, without the other party's prior written consent.

14.4 Holdings shall guarantee the obligations of Buyer hereunder pursuant to a guarantee in the form attached hereto as Attachment "K", and it shall be a breach of this Agreement by Buyer if such guarantee is at any time not effective in accordance with its terms or if Holdings breaches, defaults, or fails to perform under such guarantee.

15. RESTRICTIONS AND PATENT INDEMNITY

15.1 Claims Against Buyer. Embraer shall indemnify and hold Buyer, its subsidiaries and affiliates, and their officers, directors, agents and employees (collectively, for purposes of this Article 15, "Buyer") harmless from and against any and all royalties, liabilities, damages, settlement costs and expenses, losses, claims, actions, lawsuits, demands, fines, penalties, and all expenses (including but not limited to costs of investigation and defense and reasonable fees incurred for attorneys, expert witnesses, consultants and litigation support services) associated with any of the foregoing (collectively, the "Damages") based upon, caused by, arising from, or in any manner connected with, directly or indirectly, any suit, action, proceeding, allegation, assertion or claim that

(x) any article or service purchased or supplied hereunder or any portion thereof (including without limitation any accessory, equipment or part supplied to Embraer from any other manufacturer, or supplier) (collectively, "Item") and/or the use or operation thereof constitutes an infringement of any United States or foreign patent, design or model duly granted or registered ("Claim"), provided that from the time of design of such Item and until such Claim is resolved, such foreign country in which any foreign patent is held and the flag country of the Aircraft is each a party to (1) the International Convention for the Protection of International Property (Paris Convention) in any of its revised forms or (2) Article 27 of the Chicago Convention on International Civil Aviation of December 7, 1944, or

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(y) Aircraft software or materials, or any part of such Aircraft software or materials as furnished by Embraer, and used within the scope of the license granted by Embraer, constitutes an alleged or actual infringement of any copyright of the United States or misappropriates any third party trade secret ("Copyright Claim"), provided that from the time of design of such item and until such Copyright Claim is resolved, any such foreign country in which the infringement claim is made and the flag country of the Aircraft is each a member of The Berne Union.

The indemnification by Embraer provided in this Paragraph 15.1 shall not apply to Buyer furnished or installed equipment, engines, or APUs and their related parts.

15.2 Buyer’s Remedies and Judgments.  In connection with the foregoing, Embraer agrees to defend at its expense any suit or action in respect of any claim or copyright claim.  Buyer’s remedy and Embraer’s obligation and liability under this Article 15 are conditional upon Buyer giving Embraer written notice promptly after Buyer receives notice of a suit or action against Buyer alleging infringement or after Buyer receives a written claim of infringement, whichever is earlier.  Failure to notify Embraer as provided in the foregoing sentence shall relieve Embraer of liability that it may have to Buyer only to the extent that the defense of any such claim is prejudiced thereby. Embraer’s obligations hereunder with respect to any actual or alleged infringement are also conditioned upon (i) Buyer's promptly furnishing to Embraer all the data, papers, records and other assistance within the control of Buyer material to the resistance of or defense against any such charge or suits for infringement, (ii) upon Embraer’s reasonable request, Buyer's use of diligent efforts in full cooperation with Embraer to reduce royalties, liabilities, damages, costs and expenses involved, and (iii) Embraer's prior approval of Buyer's payment, assumption or admission of any liabilities, or royalties for which Embraer is asked to indemnify Buyer hereunder. [*]  Embraer shall have the option but not the obligation at any time to conduct negotiations with the party or parties charging infringement and may intervene in any suit commenced. Whether or not Embraer intervenes in any such suit, it shall be entitled at any stage of the proceedings to assume control and conduct the defense and/or settlement of such suit or action either in the name of Embraer or of Buyer, or both.  Buyer shall cooperate with Embraer and shall, upon Embraer’s reasonable request and at Embraer’s expense, arrange for attendance of representatives of Buyer at hearings and trial and assist in effecting settlements, securing and giving evidence, obtaining the attendance of witnesses and in the conduct of the defense of such suits or actions. Embraer shall assume and pay any and all [*] assessed against Buyer in a judgment of any such suit or action, and Embraer will pay any payments in settlement imposed upon or incurred by Buyer with Embraer’s approval, together with all interest accruing after entry of any such judgment or after the making of any such settlement, [*].

15.3 Continuing Use. In the event any Item purchased or supplied hereunder, or any portion thereof, becomes the subject of any Claim or Copyright Claim, or if Embraer in its reasonable judgment at any time decides that the item purchased or supplied hereunder, or any portion thereof, shall become the subject of such a Claim or Copyright Claim, Embraer shall promptly, but, in any event, no more than thirty (30) days after receipt of written notice from Buyer of a Claim, Copyright Claim or the entry of any order or decree permanently or temporarily enjoining the use of the Item purchased or supplied hereunder, or any portion thereof, at its own expense and option either: (i) obtain for Buyer the right to use the infringing Item, or portion thereof; or (ii) replace, modify, substitute, or update the infringing article, or portion thereof, so that it becomes non-infringing.

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In the event that any such suit or action results in an order, decree or judgment enjoining or otherwise prohibiting Buyer from effectively using any Item for its intended purposes, or any settlement made or approved by Embraer has such result, Embraer agrees at its option and expense to promptly either: (i) procure for Buyer the right to continue using said Item; or (ii) modify said Item so that it becomes non-infringing and otherwise complies with the provisions of this Agreement; or (iii) replace said item with a non-infringing Item suitable for Buyer's requirements and in a condition equivalent to that of the Item removed.  The foregoing provisions hereof shall apply in case of any such order, decree, judgment or settlement prohibiting Buyer from effectively using any component or part of the Item.

If the party or parties making a claim or copyright claim for which Embraer has agreed to indemnify Buyer hereunder obtains an injunction restraining Buyer's use of the Item and a bond or other security will be necessary and efficacious to void same, Embraer shall promptly pay to Buyer the amount of premium for any bond or the costs of any other security given by Buyer to release or void such injunction, or alternatively at Embraer's election shall furnish such bond or other security in Buyer's behalf.

15.4 Exemptions.  [*] from all damages caused by, arising from or in any way connected with in the event of any suit or action relative to Buyer furnished designs, equipment, materials or data, or any design which is imposed by Buyer on Embraer as an alternative to Embraer’s suggested design, or any Buyer modification of the Embraer supplied Item, or any component or part thereof, or any new designs, equipment, materials or data incorporated, after delivery and acceptance of the Item, by Buyer without the involvement of Embraer.

15.5 Modifications. The foregoing indemnity shall not extend to any claim of infringement based on any modification, change or combination not in accordance with Embraer's written procedures or without Embraer's written approval or consent thereto, provided that the claim for infringement relates to the combination, change or modification as opposed to solely the article itself. However, the exclusion set forth in this subparagraph shall not relieve Embraer of its obligation under this Article 15 if the Item continues to be infringing after the removal, as the case may be, of any changes, modifications or combinations, or after-incorporated designs, equipment, materials or data.

15.6 Restrictions. The sales contemplated by this Agreement do not include the transfer of the right to use, or any ownership of, design, copyrights, patents, and other similar rights of Buyer.

* Confidential

Purchase Agreement 0190-10 Final Version	Page of 11 of 20

16. MARKETING PROMOTIONAL RIGHTS

Embraer shall have the right to show for marketing purposes, free of any charge, the image of the Aircraft, painted with Buyer's colors and emblems, affixed in photographs, drawings, films, slides, audiovisual works, models or any other medium of expression (pictorial, graphic, and sculptural works), through all mass communications media such as billboards, magazines, newspaper, television, movie, theaters, as well as in posters, catalogues, models and all other kinds of promotional material. In the event such Aircraft is sold to or operated by or for another company or person, Embraer shall be entitled to continue to show the image of the Aircraft, free of any charge, for marketing purposes, with the original colors and emblems, unless otherwise notified by Buyer, provided that any prohibition shall in no way apply to the promotional materials or pictorial, graphic or sculptural works already existing or to any contract for the display of such materials or works already binding Embraer at the time of receipt of the notification. If the Aircraft is sold to or operated by or for another company or person, Buyer shall upon Embraer’s request seek the approval of such other company or person to show the image of the Aircraft as described above.

17. TAXES

Embraer shall pay all taxes [*].  All other taxes [*] impost, fees, withholding taxes, stamp taxes, documentary taxes and any other similar or dissimilar taxes, as well as any duties as may be imposed on the sale subject of this Agreement ("Taxes"), shall be borne by Buyer. [*]

18. APPLICABLE LAW

This Agreement, and the rights and obligations of the Parties hereunder, shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of New York including all matters of construction, validity and performance.

19. ARBITRATION

19.1 The Parties each irrevocably submit to the exclusive jurisdiction of arbitration and expressly and irrevocably waive its right to bring suit against the other Party in any court of law except for the limited purposes of enforcing an arbitral award obtained with respect to a dispute, or for obtaining any injunctive, temporary or preventative order or similar order available to it under the laws of any jurisdiction for a breach or threatened breach by the other Party of this Agreement which threatens irreparable damage.

19.2 Any dispute submitted for arbitration must be finally settled by binding and confidential arbitration according to the Rules of the American Arbitration Association (the "Rules"), except as may be modified by mutual agreement of Embraer and Buyer. The arbitration, including the rendering of the award, will be conducted by arbitrators (selected as set forth below) who are fluent in the English language. The arbitration proceeding will be conducted with discovery in accordance with the Federal Rules of Civil Procedure. The arbitrators will be appointed in accordance with the Rules except as otherwise provided for herein. The arbitration proceedings will take place in New York, New York, and will be conducted in the English language.

* Confidential

Purchase Agreement 0190-10 Final Version	Page of 12 of 20

19.3 The Arbitrator will be selected as follows:  within fifteen (15) Business Days of the referral of any matter to arbitration, each Party will select an arbitrator.  Thereafter, within fifteen (15) Business Days of each party's selection of an arbitrator, the two arbitrators selected by the Parties shall meet to select a mutually agreeable third arbitrator. In the event a Party fails to select an arbitrator with in the time period specified above, the Party that has timely complied with the selection of an arbitrator shall select a second arbitrator.  These two arbitrators shall within seven (7) Business Days after the time in which the other Party should have selected an arbitrator, meet to select a mutually agreeable third arbitrator. These three arbitrators shall comprise the arbitral panel and all arbitral proceedings shall be conducted in the presence of all three arbitrators.

19.4 If there is a dispute submitted to arbitration, any subsequent additional disputes referred for arbitration (including counterclaims between the Parties) will be consolidated in the same arbitration proceeding.

19.5 The arbitral proceeding will not exceed one hundred (100) days commencing on the date the last arbitrator accepts his or her appointment. If the arbitral award is not issued within this time, then the arbitration proceeding will be automatically renewed for another one hundred (100) days. Evidence may not be taken in the arbitral proceeding except in the presence of both Parties and all witnesses, if any, may be questioned by both Parties. The only evidence which may be considered by the arbitrators in reaching their decision is that which is otherwise admissible in accordance with the then current United States Federal Rules of Evidence.

19.6 Any decision or award of the arbitrators must be based solely on the terms of this Agreement and the substantive governing law applicable to this Agreement.  The decision of the arbitrators must be issued in writing with an explanation of its reasoning, and will be final and conclusive when issued.  Judgment upon the award rendered in the arbitration may be entered and enforced by the Court specified in Article 19.7.

19.7 Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing any arbitral award or for other legal proceedings arising out of this Agreement or any transactions contemplated in this Agreement as provided for herein. However nothing contained in this Agreement shall be deemed to prevent either Party from enforcing any decision of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing or collecting any such award in any court or jurisdiction as such party deems necessary or prudent.

19.8 Each Party shall bear its own costs and expenses of arbitration. The Parties shall share equally the costs, expenses and fees of any arbitral panel designated pursuant to this Agreement.

Purchase Agreement 0190-10 Final Version	Page of 13 of 20

20. SOVEREIGN IMMUNITY, VENUE AND FORUM NON CONVENIENS

Embraer represents and warrants that, under the laws of the United States or of any other jurisdiction affecting Embraer, it is subject to private commercial law and suit, and is not entitled to sovereign immunity under any such laws, for its performance of its obligations under this Agreement.  Embraer's performance of its obligations hereunder constitutes commercial acts done for commercial purposes. The Parties furthermore waive to the extent permitted by law any objections to venue of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing any arbitral award and any right or claim to any transfer or dismissal of any enforcement proceeding in the United States District Court for the Southern District of New York sitting in the County of New York on the grounds of forum non conveniens.

21. TERMINATION

21.1 Should either Party fail to comply partially or completely with its obligations hereunder, the other Party shall be entitled to give notice of such failure and to require that such failure be remedied within the period specified in that notice, which period shall not be less than [*] days. Should such failure not be remedied within the period so specified, then the Party who gave notice of such failure shall be entitled to terminate this Agreement. Should termination occur in accordance with the foregoing, the [*].

21.2 Buyer shall have the right but not the obligation to terminate this Agreement in respect to the relevant Aircraft, upon the occurrence of any Excusable Delay [*].

21.3 If Buyer terminates this Agreement before an Aircraft Actual Delivery Date for any reason not attributable to Embraer’s default under this Agreement or, if Embraer terminates this Agreement [*].

21.4 If Buyer terminates this Agreement in respect to an Aircraft or all Aircraft, as the case may be, pursuant to Article 9.3 or 11.7, Embraer, upon Buyer's request, shall [*].

21.5 In the case of a termination of this Agreement or as to any Aircraft, the indemnities set forth in Article 7.8 and 15 of this Agreement, Article 2.3.2.i of Attachment "B", and the warranty as provided for in Attachment “C ” (and as such warranty may have been assigned pursuant to Article 14.1), the ferry equipment and product support package provided for in Attachment “B”[*] with respect to any delivered Aircraft shall survive the termination of this Agreement or the termination of this Agreement with respect to one or more Aircraft.

22. PURCHASE OF CONDITIONAL AIRCRAFT

16.1 Subject to being converted to a Firm Aircraft as provided below, the Conditional Aircraft shall be delivered on the last day of the applicable month set forth below or such earlier date in such month specified pursuant to Article 7.1.

Conditional Aircraft	Contractual Delivery Date	Conditional Aircraft	Contractual Delivery Date
07	Mar/12	16	[*]
08	[*]	17	[*]
09	[*]	18	[*]
10	[*]	19	[*]
11	[*]	20	[*]
12	[*]	21	[*]
13	[*]	22	[*]
14	[*]	23	[*]
15	[*]	24	Jun/13

* Confidential

Purchase Agreement 0190-10 Final Version	Page of 14 of 20

22.2 Buyer and Embraer shall amend this Agreement to convert each Conditional Aircraft to Firm Aircraft, provided that [*].

23. OPTION FOR THE PURCHASE OF ADDITIONAL AIRCRAFT

23.1 Buyer shall have the option to purchase up to twenty-four (24) option EMBRAER 190 Aircraft (the "Option Aircraft").  [*]

24. [*]

[*]

25. NOTICES

All notices permitted or required hereunder shall be in writing in the English language and sent, by registered mail, express courier or facsimile, to the attention of the Vice President, Contracts – Airline Market as to Embraer and of the President as to Buyer, to the addresses indicated below or to such other address as either Party may, by written notice, designate to the other. In the event notice is issued by registered mail or express courier, it shall be deemed received on the day on which the Party receiving such notice executes the delivery receipt.  In the event notice is issued by facsimile, it shall be deemed received on the day on which the sender of such notice receives a facsimile confirmation receipt of such facsimile notice.

25.1 EMBRAER:

EMBRAER - Empresa Brasileira de Aeronáutica S.A.
Av. Brigadeiro Faria Lima, 2170
12.227-901 São José dos Campos – SP – Brazil
Telephone: (+55-12) 3927-1410
Facsimile: (+55-12) 3927-1257

25.2 BUYER:

Republic Airline Inc.
8909 Purdue Road, Suite 300 - Indianapolis, Indiana  46268
Attention:  President
Tel:  317-484-6047
Fax:  317-484-6060

and

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, Indiana  46268
Attention:  President
Tel:  317-484-6000
Fax:  317-484-6040

* Confidential

Purchase Agreement 0190-10 Final Version	Page of 15 of 20

26. CONFIDENTIALITY

Neither Party shall have the right to disclose the terms of this Agreement except as required by law. To the fullest extent permitted by law, except as aforesaid, neither Party shall disclose any portion of this Agreement or its Attachments, amendments or any other supplement, to any third party without the other Party's prior written consent, other than (i) to its accountants, attorneys, agents, consultants or permitted assignees or (ii) with respect to delivery schedules for relevant Aircraft, the applicable aircraft configuration and Attachment “C” to potential financing parties and their consultants, provided that in either case a Party (x) shall notify the other Party of such disclosure at or before the time it is made and (y) shall have caused all recipients to comply with the terms of this Article 26 prior to making such disclosure.  Without limiting the foregoing, in the event either Party is legally required to disclose the terms of this Agreement, the Parties agree to exert their reasonable best efforts to request confidential treatment of the clauses and conditions of this Agreement relevantly designated by either Party as confidential.  Without limiting its obligations pursuant to the preceding sentence, Buyer agrees that if it is required, in the opinion of counsel, to file publicly or otherwise disclose the terms of this Agreement under applicable federal and/or state securities or other laws, it shall promptly (but in no case less than ten (10) Business Days prior to the proposed filing in question) notify Embraer so that Embraer has a reasonable opportunity to contest or limit the scope of such required disclosure, and Buyer shall request, and shall use its best reasonable efforts to obtain, confidential treatment for such sections of this Agreement as Embraer may designate. Buyer further agrees that it shall not in any circumstances file publicly or otherwise disclose the terms of this Agreement under applicable federal and/or state securities or other laws if it has not complied with its obligations pursuant to the previous sentence. Embraer shall have the right to terminate this Agreement pursuant to Article 21.3 if Buyer fails to comply with its obligations pursuant to the previous two sentences (e.g., to notify Embraer that Buyer is require to file or otherwise disclose terms of this Agreement, to request and use its best reasonable efforts to obtain confidential treatment of sections designated by Embraer as confidential, or to file publicly or otherwise disclose the terms of this Agreement if it has not complied with its obligations).

27. INTEGRATED AGREEMENT

All Attachments referred to in this Agreement and attached hereto are, by such reference and attachment, incorporated in this Agreement. This Agreement, including all Attachments and all amendments, modifications and supplements, is herein and hereinafter called the "Agreement" or the "Purchase Agreement".

28. NEGOTIATED AGREEMENT

This Agreement, including all of its Attachments, has been the subject of discussion and negotiation and is fully understood by the Parties, and the rights, obligations and other agreements of the Parties contained in this Agreement are the result of complete discussion and negotiation between the Parties.

29. COUNTERPARTS

This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

* Confidential

Purchase Agreement 0190-10 Final Version	Page of 16 of 20

30. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Parties with respect to the sale described as its subject and supersedes all previous and connected negotiations, representations and agreements between the Parties. This Agreement may not be altered, amended or supplemented except by a written instrument executed by the Parties.

31. NO WAIVER

Any Party's forbearance from exercising any claim or remedy provided for herein shall not be deemed a waiver of such claim or remedy, and shall not relieve the other Party from the performance of such obligation at any subsequent time or from the performance of any of its other obligations hereunder.

32. REPRESENTATIONS AND WARRANTIES

32.1 Effective as of the date of this Agreement and as of the Actual Delivery Date of each Aircraft, Embraer represents and warrants that:

32.1.1 Embraer is a corporation duly organized, validly existing and in good standing under the laws of Brazil, is the manufacturer of the EMBRAER 190 and EMBRAER 195 model aircraft and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Agreement.

32.1.2 Embraer has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

32.1.3 The execution and delivery by Embraer of this Agreement, the performance by Embraer of its obligations hereunder and the consummation by Embraer of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the constitutional documents of Embraer, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Embraer or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Embraer or (y) adversely affect Embraer's ability to perform any of its obligations hereunder),under any agreement, instrument or document to which Embraer is a party or by which Embraer or any of its properties is or may be bound or affected.

32.1.4 The execution and delivery by Embraer of this Agreement, the performance by Embraer of its obligations hereunder and the consummation by Embraer of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Embraer, (B) any national, state or municipal government regulatory, judicial, or administrative entity of competent jurisdiction, or (C) any other party.

Purchase Agreement 0190-10 Final Version	Page of 17 of 20

32.1.5 This Agreement has been duly authorized, executed and delivered by Embraer and, assuming the due authorization, execution and delivery hereof by the other Party constitutes the legal, valid and binding obligation of Embraer enforceable against Embraer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

32.1.6 Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and any termination hereof.

32.2 Effective as of the date of this Agreement and as of the Actual Delivery Date of each Aircraft, Buyer represents and warrants that:

32.2.1 Buyer is a corporation duly organized and validly existing under the laws of the its state of incorporation in the United States and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Agreement.

32.2.2 Buyer has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

32.2.3 The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the constitutional documents of Buyer, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Buyer or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Buyer or (y) adversely affect Buyer's ability to perform any of its obligations hereunder),under any agreement, instrument or document to which Buyer is a party or by which Buyer or any of its properties is or may be bound or affected.

32.2.4 The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Buyer, (B) any national, federal, state or local government regulatory, judicial, or administrative entity of competent jurisdiction (other than recordation of the Aircraft with FAA) or (C) any other party.

32.2.5 This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Party constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

32.2.6 Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and any termination hereof.

Purchase Agreement 0190-10 Final Version	Page of 18 of 20

33. FOREIGN CONTENT

The Aircraft contain commodities, technology and software that were exported from the United States and other countries in accordance with their respective export control regulations. Diversion contrary to U.S. law and/or any other applicable law is prohibited.

Buyer agrees to comply with any export and re-export control laws of the United States and other countries applicable to the Aircraft, its parts, components, technology and software and, upon Embraer’s request, to execute and deliver to Embraer the relevant end-user certificates necessary for the export and transfer of the Aircraft to Buyer.

Purchase Agreement 0190-10 Final Version	Page of 19 of 20

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers and to be effective as of the day and year first above written.

EMBRAER - Empresa Brasileira de Aeronáutica S.A.		BUYER – Republic Airline Inc.

By:	/s/ Paulo Cesar de Souza e Silva	By:	/s/ Bryan Bedford
	Name: Paulo Cesar de Souza e Silva		Name:
	Title: Executive Vice-President		Title:
Airline Market

By:	/s/ Jose Luis D’Avila Molina
Name: Jose Luis D’Avila Molina
Title: Vice President, Contracts
Airline Market

	Date: Place: Sao Jose dos Campos, Brazil		Date: Place:

Witnesses:

/s/ Fernando Bueno
	Name: Fernando Bueno ID:		Name: ID:

Purchase Agreement 0190-10 Final Version	Page of 20 of 20

ATTACHMENT “A1” – E190 AIRCRAFT CONFIGURATION

1.	STANDARD AIRCRAFT

The aircraft shall be the EMBRAER 190 AR (certification designation: ERJ 190-100 IGW) jet aircraft manufactured in accordance with Embraer’s Technical Description TD 190 Rev. 14 July 2010, which although not attached hereto, is incorporated herein by reference, and (ii) the characteristics described in the items below.

2.	OPTIONAL EQUIPMENT:

2.1. SELECTED OPTIONS

The Aircraft shall be equipped with the following options equipments:

Aircraft type and model

EMBRAER 190 AR with CF34-10E6

Optional Equipment

[*]

* Confidential

Attachment A1 to Purchase Agreement COM 0190-10 Final Version	Page 1 of 1

ATTACHMENT “A1” – E190 AIRCRAFT CONFIGURATION

3.	FINISHING

The Aircraft will be delivered to Buyer as follows:

3.1	EXTERIOR FINISHING:

The fuselage of the Aircraft shall be painted according to Buyer’s colour and paint scheme, which shall be supplied to Embraer by Buyer on or before six (6) months prior to the first Aircraft Contractual Delivery Date. The wings and the horizontal stabilizer shall be supplied in the standard colours, i.e., grey BAC707.

[*]

3.2	INTERIOR FINISHING:

Buyer shall inform Embraer on or before [*] months prior to the first Aircraft Contractual Delivery Date of its choice of materials and colours of all and any item of interior finishing such as seat covers, carpet, floor lining on galley areas, side walls and overhead lining, galley lining and curtain. The above mentioned schedule for definition of interior finishing shall only be applicable if Buyer selects its materials from the choices offered by and available at Embraer. In case Buyer opts to use different materials and/or patterns, such schedule shall be mutually agreed between the Parties no longer than 1 month after  signature of the Purchase Agreement.

[*]

3.3	BUYER FURNISHED EQUIPMENT (BFE) AND BUYER INSTALLED EQUIPMENT (BIE):

Buyer may choose to have carpets, tapestries, seat covers and curtain fabrics supplied to Embraer for installation in the Aircraft as BFE. Materials shall conform to the required standards and comply with all applicable regulations and airworthiness requirements. Delays in the delivery of BFE equipment or quality restrictions that prevent the installation thereof in the time frame required by the Aircraft manufacturing process shall entitle Embraer to either delay the delivery of the Aircraft or present the Aircraft to Buyer without such BFE, in which case Buyer [*].

The Aircraft galleys have space provisions for the following BIE items that, unless timely agreed by the Parties, are not supplied or installed by Embraer: Trolleys, ovens, coffee makers, hot jugs, water boilers and standard units.

[*]

3.4	EMBRAER RIGHT TO PERFORM FOR BUYER:

If Buyer fails to make any choice or definition which Buyer is required to make regarding the exterior and interior finishing of any Aircraft or to inform Embraer thereof and such failure continues for fifteen (15) days after Embraer gives notice of such failure, Embraer shall have the right, but not the obligation, to make such choice or definition on behalf of Buyer at its reasonable discretion.

* Confidential

Attachment A1 to Purchase Agreement COM 0190-10 Final Version	Page 2 of 2

ATTACHMENT “A1” – E190 AIRCRAFT CONFIGURATION

The taking of any such action by Embraer pursuant to this Article shall not constitute a waiver or release of any obligation of Buyer under the Purchase Agreement, nor a waiver of any event of default which may arise out of Buyer’s nonperformance of such obligation, nor an election or waiver by Embraer of any remedy or right available to Embraer under the Purchase Agreement.

No compensation to Buyer or reduction of the Aircraft Purchase Price shall be due by virtue of the taking of any such actions by Embraer and Embraer shall be entitled to charge Buyer for the amount of the reasonable expenses of Embraer incurred in connection with the performance of or compliance with such agreement, as the case may be (to the extent not otherwise included in the Basic Price), payable by Buyer upon demand.

4.	REGISTRATION MARKS, TRANSPONDER AND ELT CODES:

The Aircraft shall be delivered to Buyer with the registration marks painted on them. The registration marks, the transponder code and ELT protocol coding shall be supplied to Embraer by Buyer no later than ninety (90) days before each relevant Aircraft contractual delivery date. Embraer shall be entitled to tender the Aircraft for delivery to Buyer without registration marks, with an inoperative transponder and without setting the ELT protocol coding in case Buyer fails to supply such information to Embraer in due time.

5.	EXPORT CONTROL ITEMS

The Aircraft contains (i) an IESI (Integrated Electronic Standby Instrument System) manufactured by Thales Avionics with an embedded QRS-11 gyroscopic microchip used for emergency backup and flight safety information, and (ii) IRU (Inertial Reference Unit) manufactured by Honeywell International. The IESI and the IRU that are incorporated into this Aircraft are subject to export control under United States of America law. Transfer or re-export of such items (whether or not incorporated into the Aircraft), as well as their related technology and software may require prior authorization from the US Government.

IT IS HEREBY AGREED AND UNDERSTOOD BY THE PARTIES THAT IF THERE IS ANY CONFLICT BETWEEN THE TERMS OF THIS ATTACHMENT “A1” AND THE TERMS OF THE TECHNICAL DESCRIPTION ABOVE REFERRED, THE TERMS OF THIS ATTACHMENT “A1” SHALL PREVAIL.

Attachment A1 to Purchase Agreement COM 0190-10 Final Version	Page 3 of 2

[*]

[*]

*Confidential

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

1.	FERRY EQUIPMENT AND ASSISTANCE

1.1
If it is necessary for any ferry equipment to be installed by Embraer in the Aircraft for the ferry flight between Brazil and the United States of America, Embraer will make available a standard ferry equipment to Buyer (hereinafter the “Kit”), at no charge to Buyer, except as set forth below. In this case, Buyer shall immediately upon the Aircraft’s arrival in the United States, remove the Kit from the Aircraft and deliver (or send it) to Embraer Aircraft Customer Services, Inc. (“EACS”). EACS shall return the Kit to Embraer in Brazil at [*] including the necessary insurance.

If Embraer provides the Kit to Buyer and if the Kit is either utilized, whether totally or not, or if the Kit is not returned by Buyer, in Embraer’s reasonable discretion, complete and in the same condition as it was delivered to Buyer, Buyer shall pay Embraer the value of a new Kit. In such case, the original Kit shall [*] and the above-mentioned payment shall be made to Embraer by Buyer upon presentation of a sight draft by Embraer.

1.2	[*]

1.3
At no additional charge to Buyer and at Buyer’s request, Embraer shall make a representative available on board of the Aircraft during the ferry flight in order to assist Buyer’s flight crew with the communication with Brazilian custom clearances and Aircraft refueling individuals and to assist in obtaining support from Embraer in case any such support becomes necessary during the Brazilian portion of the ferry flight. Such representative shall remain on board of the Aircraft until the last stop in Brazilian territory. Any other arrangement shall be requested by Buyer with [*] days prior to the relevant Aircraft Contractual Delivery Date and Embraer will inform Buyer the terms and conditions to provide such additional service to Buyer.

2.	PRODUCT SUPPORT PACKAGE

2.1	MATERIAL SUPPORT

2.1.1
Spares Parts General Policy: Embraer guarantees the supply of line replaceable units, spare parts, ground support equipment and tooling, except engines and engine accessories, hereinafter referred to as “Spare(s)”, for the Aircraft for a period of [*] years after production of the last aircraft of the same type. Such Spares shall be supplied according to the prevailing availability, sale conditions, delivery schedule and effective price on the date of acceptance by Embraer of the purchase order. The Spares may be supplied either by Embraer in Brazil or through its subsidiaries or distribution centers located abroad.

Embraer’s spare parts policy is to provide the following categories of spares as specified in the respective Embraer publications and available to be purchased through Embraer:

•	Line Replaceable Units (LRU’s);

•	Parts to repair and overhaul components manufactured under Embraer specification to be used only on the Aircraft;

•	Parts to line maintenance;

•	Parts to fulfill all maintenance tasks per maintenance manual and/or maintenance plan issued by Embraer;

•	Embraer-made parts;

* Confidential

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

•	Aircraft Ground Equipment (AGE);

•	Aircraft Ground Equipment spare parts manufactured under Embraer specifications;

•	Special tools; and

•	Bulk materials.

2.1.2
Recommended Spare Parts List (“RSPL”): Upon Buyer’s request, Embraer shall present to Buyer a recommended Spare provisioning list (the “RSPL”). The objective of the RSPL is to provide Buyer with a detailed list of Spares that will be necessary to support the initial operation and maintenance of the Aircraft by Buyer. Such recommendation will be based on the experience of Embraer and on the operational parameters established by Buyer.

Embraer will provide a qualified team to attend pre-provisioning conferences, as necessary, to discuss Buyer requirements and the RSPL as well as any available spare parts support programs offered by Embraer. Such meeting shall be held at a mutually agreed upon place and time, [*] prior to the Contractual Delivery Date of the first Firm Aircraft.

Buyer may elect to acquire all the items contained in the RSPL or to combine a partial acquisition of the RSPL items with a participation in the special spare parts support programs, available from Embraer.

Buyer may acquire the items contained in the RSPL directly from Embraer (the “IP Spares”) or directly from Embraer’s vendors. (If Buyer places a IP Spares purchase order on or before [*] days prior to the first Contractual Delivery Date of a Firm Aircraft, on or before [*] days prior to the second Firm Aircraft Contractual Delivery Date, and on or before [*].  For purchase orders placed by Buyer after the schedule set forth above, the IP Spares shall be provided to Buyer in accordance with the quoted lead times.

Embraer will deliver the IP Spares in FCA (Free Carrier - Incoterms 2000) condition, at the port of clearance indicated by Embraer [*].

If requested by Buyer, Embraer will update the data of the RSPL incorporating engineering and price changes. Embraer will maintain a master copy of the RSPL updated [*].

2.1.3
Credit for surplus IP Spares: Embraer offers to Buyer a program for certain surplus IP Spares manufactured by Embraer and which were recommended in writing by Embraer limited to the quantities, part numbers and serial numbers (if applicable) identified in the relevant invoices. Such program will provide terms no less favorable than the following:

a.
Credit Program: During the period commencing [*] after delivery of the first Aircraft under the Purchase Agreement of which this is an Attachment and ending [*] after such delivery, Embraer will, [*] offer a credit for new and unused IP Spares manufactured by Embraer (i) which have been supplied by Embraer as IP Spares for the Aircraft subject of this Agreement and (ii) which are surplus to Buyer´s needs. Such credit may be used toward the purchase of Spares manufactured by Embraer, Technical Publications or Services (excluding training) offered by Embraer.

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Attachment “B” to Purchase Agreement COM 0190-10 Final Version	Page 2 of 2

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

a.1
Exceptions: Embraer will not issue credits for IP Spares which were purchased by Buyer in excess to or differently from the IP Spares recommended in writing by Embraer to Buyer by the IPL as initial provisioning for the Aircraft and for IP Spares which have become obsolete or have been superseded by another part as a result of (i) Buyer’s modification of an Aircraft for which the IP Spares were purchased; (ii) Embraer design improvements (except for IP Spares which have become obsolete because of a defect in design); (iii) IP Spares which are shelf-life limited; (iv) damaged IP Spares; or (v) IP Spares that were not properly stored.

a.2	Credit values: The credit for each IP Spare to be issued by Embraer will be: (i) an amount equal to [*] or (ii) an amount equal to [*] whichever is less.

a.3
Delivery of surplus IP Spares: IP Spares for which a credit has been requested shall be delivered by Buyer, freight and insurance prepaid, to Embraer’s plant in São José dos Campos, SP, Brazil, or any other destination as Embraer may reasonably designate. All returned IP Spares are subject to Embraer’s quality control inspection and acceptance. All IP Spares which are rejected by Embraer’s quality control and/or are included in the exceptions set forth in paragraph a.1 hereinabove, will be returned to Buyer at Buyer’s expense, no credit being due in this case.

a.4
Credit issue: After Embraer’s acceptance of those IP Spares suitable for the credit program, under the terms of this Agreement, Embraer will notify the available credit amount to Buyer and provide all relevant information as to credit utilization.

2.1.4	Other Spare Parts Services:

a.
AOG services: Embraer will maintain a call center for the AOG services, twenty-four (24) hours a day, seven (7) days a week. All the contacts with the call center can be made through TOLL FREE numbers (phone and fax), e-mail [*]. Embraer will also maintain the regular direct lines (phone and fax), in case of failures. The information concerning TOLL FREE, regular lines and e-mail address can be obtained through the Customer Account Manager designated to Buyer by Embraer or through Embraer’s Customer Service offices. Embraer will deliver parts under AOG from Buyer nearest location, provided that the part is available at this location at the moment of the request, in FCA condition - Embraer’s facility, respecting Buyer’s shipping instructions.

Other than AOG orders, Buyer may expedite spare parts orders as spare parts critical orders (imminent AOG or work stoppage situation) or as spare parts routine expedite orders (urgent stock replenishment – “USR”). [*]

[*]

b.
Routine and/or Critical Spares: Embraer will deliver routine and/or critical Spares (other than AOG Spares) in [*] depending on where the purchase order was placed with or otherwise agreed between Embraer and Buyer. Routine and/or critical Spares shall be delivered according to their lead times, depending upon the purchase order priority and with the respective authorized release certificate or any similar document issued by a duly authorized person.

* Confidential

Attachment “B” to Purchase Agreement COM 0190-10 Final Version	Page 3 of 3

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

2.1.5	Parts Exchange Program: According to its prevailing availability, Embraer may offer an “exchange program” for repairable parts whenever the vendor does not have its own exchange program.

2.1.6	Parts Repair Program: For any repair required by Buyer on any Embraer or vendor repairable item, Embraer may assist Buyer to perform such repair in order to ensure the shortest turn around time (TAT).

2.1.7	Pricing: Embraer will maintain a spare parts price list updated periodically. Items not shown on the list will be quoted on request.

2.2	AIRCRAFT TECHNICAL PUBLICATIONS:

2.2.1
Aircraft Publications: Embraer shall supply, at no additional charge to Buyer, [*] complete sets of operational and maintenance publications (as defined in Exhibit 1 hereto), plus one (1) operational set (as defined in Exhibit 1 hereto) on board of each Aircraft to be delivered to Buyer, in the English language. The list of manuals is specified in Exhibit “1” to this Attachment “B”. Such publications are issued under the applicable specification and are [*]. The revision service for these publications is provided, [*] and the software license fee [*].

2.2.2
Vendor’s items Publications: With respect to vendor items installed in the Aircraft which have their own publications, Buyer will receive them in the same quantity specified in paragraph 2.2.1, in their original content and printed form, directly from the suppliers, which are also responsible to keep them continuously updated through a direct communication system with Buyer.

2.2.3	All Embraer Operational and Maintenance Technical Publications are available [*] except for [*] that are available [*].

Maintenance Technical Publications, [*] will be provided [*].

2.2.4
The Parties further understand and agree that in the event Buyer elects not to take all or any one of the publications above mentioned, or revisions thereof, no refund or other financial adjustment of the Aircraft Basic Price will be made since such publications are offered at no charge to Buyer.

2.2.5	The terms and conditions of this Article 2.2 do not apply to [*] except for [*] that Embraer shall [*].

2.3	SERVICES

Embraer shall provide familiarization programs and on-site support for the Aircraft (the “Services”) in accordance with the terms and conditions described below:

2.3.1	Aircraft familiarization program:

a.
The familiarization program specified in paragraph “e” below (the “Training Package”) is being offered at [*] except for the [*] which are used in flight training to be performed in the Aircraft, if any, as well as, travel and board & lodging expenses of Buyer’s trainees, [*]. The Training Package shall be conducted in accordance with Buyer’s training program and with all applicable regulations and requirements of the Aviation Authority.

* Confidential

Attachment “B” to Purchase Agreement COM 0190-10 Final Version	Page 4 of 4

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

b.
Notwithstanding the eventual use of the term “training” in this paragraph 2.3.1, the intent of this program is solely to familiarize Buyer’s pilots, mechanics, employees or representatives, duly qualified per the governing body in the country of Buyer’s operation, with the operation and maintenance of the Aircraft. It is not the intent of Embraer to provide basic training (“ab-initio”) to any representatives of Buyer.

c.	The Training Package, as applicable, shall occur prior to the [*] Aircraft Actual Delivery Date, as it shall be previously agreed upon by Buyer and Embraer[*].

Buyer must give written notification to Embraer [*] days in advance of Buyer’s expected training schedule (including the full name and identification of each attendee) and Buyer shall [*]. Substitutions will not be accepted for training within this period.

[*] should Buyer not take all or any portion of the Training Package on or before [*] Buyer shall be deemed to have fully waived its rights to such service, no refund or indemnity being due by Embraer to Buyer in this case.

d.	The Training Package shall be conducted by Embraer’s designated trainer provider in United States, or at such other location, as Embraer shall reasonably designate [*].

e.	The Training Package covers:

e.1
One (1) Pilot Familiarization Program for up to [*] including (i) ground familiarization as regards Aircraft systems, weight and balance, performance and normal/emergency procedures and, (ii) flight simulator training in [*] in accordance with the Aviation Authority’s approved Flight Operations Training Program.

e.2
One (1) Maintenance Familiarization Course for up to [*]. This course shall consist of classroom familiarization with Aircraft systems and structures and shall be in accordance with ATA specification 104, level III.

e.3
One (1) Flight Attendant Familiarization Course for up to [*]. This course shall consist of classroom familiarization, including a general description of Aircraft and systems to be used by flight attendants.

f.	Buyer shall be solely responsible for submitting its training programs to the Aviation Authority for approval.

g.
The presence of Buyer’s authorized trainees shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to hold harmless Embraer from and against all and any kind of liabilities in respect of such trainees to the extent permitted by law.

Any other service will be subject to a specific agreement to be negotiated by the Parties and will be charged by Embraer accordingly.

2.3.2	[*] support:

a.	Embraer shall identify in its sole discretion, and provide a technical support representative (“TSR”) [*].

* Confidential

Attachment “B” to Purchase Agreement COM 0190-10 Final Version	Page 5 of 5

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

b.	TSR shall assist and advise Buyer on the Aircraft maintenance during its initial operation and act as liaison between Buyer and Embraer.

c.
At no charge to Embraer, Buyer shall provide each such TSR with communication services (internet access, telephone, facsimile) as well as office space and facilities at Buyer’s designated maintenance base. Buyer shall also (a) arrange all necessary work permits and airport security clearances required for Embraer employees, to permit the accomplishment of the services mentioned in this item 2.3.2, in due time; and (b) obtain all necessary custom clearances both to enter and depart from Buyer’s country for Embraer’s employees and their personal belongings and professional tools.

d.
During the [*] Buyer shall permit access to the maintenance and operation facilities as well as to the data and files of Buyer’s fleet of each Aircraft Group. It is hereby agreed and understood that Buyer shall make available [*] one (1) set of updated Technical Publications relating to such Aircraft Group as referred to in Article 2.2 above, it being Buyer’s responsibility to perform the revision services in order to maintain such publications updated within the period [*].

e.	Buyer shall bear all expenses related to [*].

f.
Without a previous written authorization from Embraer, TSR shall not participate in test flights or flight demonstrations. In case Buyer obtains such previous authorization, Buyer shall include the TSR in Buyer’s insurance policy. Embraer reserves the right to halt the services mentioned in this item 2.3.2, should any of the following situations occur at Buyer’s base: a) there is a labor dispute or work stoppage in progress; b) war or war like operations, riots or insurrections; c) any conditions which is dangerous to the safety or health of Embraer’s employee; or d) the government of Buyer’s country refuses permission to Embraer’s employee to enter the country.

g.
The Parties further understand and agree that in the event Buyer elects not to take all or any portion of the [*] support provided for herein, [*]. Any other additional [*] support shall depend on mutual agreement between the Parties and shall be charged by Embraer accordingly.

h.
The presence of TSR shall be allowed exclusively in those areas related to the subject matter hereof and Embraer agrees to hold harmless Buyer from and against all and any kind of liabilities in respect of such TSR to the extent permitted by law.

* Confidential

Attachment “B” to Purchase Agreement COM 0190-10 Final Version	Page 6 of 6

ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

i.
Buyer agrees to indemnify and hold harmless Embraer and Embraer’s officers, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Embraer and/or Embraer’s officers, agents, employees and assignees by reason of loss or damage to property or by reason of injury or death of any person resulting from or in any way connected with the performance of services by employees, representatives or agents of Embraer for or on behalf of Buyer related to Aircraft delivered by Embraer to Buyer, including, but not limited to, the Services and any other services such as technical operations, maintenance, and training services and assistance performed while on the premises of Embraer or Buyer, while in flight on Buyer-owned Aircraft or while performing such activities, at any place, in conjunction with the Aircraft operations of Buyer, [*].

* Confidential

Attachment “B” to Purchase Agreement COM 0190-10 Final Version	Page 7 of 7

EXHIBIT 1 TO ATTACHMENT B – LIST OF TECHNICAL PUBLICATIONS

[*] of the following technical publications covering Aircraft operation and maintenance, plus [*] shall be delivered to Buyer in accordance with the following list:

OPERATIONAL SET

1. Airplane Flight Manual (AFM)(*)
2. Weight & Balance Manual (WB)(*)
3. Airplane Operations Manual (AOM)(*)
4. Quick Reference Handbook (QRH)(*)
5. Dispatch Deviation Procedures Manual (DDPM)(*)
6. Operational Bulletins Set (OB)
7. Master Minimum Equipment List ANAC (MMEL)
8. Standard Operating Procedures Manual (SOPM)
9. Flight Attendant Manual (FAM)

MAINTENANCE SET

1. Aircraft Maintenance Manual (AMM)
2. Aircraft Illustrated Parts Catalog (AIPC)
3. Fault Isolation Manual (FIM)
4. Non Destructive Testing Manual (NDT)
5. Maintenance Planning Document (MPD)
6. Wiring Manual (WM)
7. Structural Repair Manual (SRM)
8. Service Bulletins Set (SB)
9. Service Newsletters (SNL)
10. Parts Information Letter (PIL)
11. System Schematic Manual (SSM)
12. Instructions for Ground Fire Extinguishing and Rescue (IGFER)
13. Airport Planning Manual (APM)
14. Illustrated Tool & Equipment Manual (ITEM)
15. Task Card System CDROM (TCS)
16. Ramp Maintenance Manual (RMM)
17. Vendor Service Publications Set (**)
18. Corrosion Prevention Manual (CPM)
19. Embraer Component Maintenance Manual (CMM)
20. Airplane Recovery Manual (ARM)
21. Maintenance Facility and Equipment Planning (MFEP)
22. Standard Wiring Practices Manual (SWPM)
23. Standard Manual (SM)
24. Consumable Products Catalog (CPC)
25. Maintenance Review Board Report (MRB)

[*]

* Confidential

Exhibit 1 to Attachment B to Purchase Agreement COM 0190-10 Final Veraion	Page 7 of 7

ATTACHMENT “C” – WARRANTY – MATERIAL AND WORKMANSHIP

1)	Embraer, subject to the conditions and limitations hereby expressed, warrants the Aircraft subject of the Purchase Agreement to which this is an Attachment, as follows:

a.	For a period of [*] months from the date of delivery to Buyer, each Aircraft will be free from:

•	Defects in materials, workmanship and manufacturing processes in relation to parts manufactured by Embraer or by its subcontractors holding an Embraer part number;

•	Defects inherent to the design of the Aircraft and its parts designed or manufactured by Embraer or by its subcontractors holding an Embraer part number.

b.	For a period of [*] months from the date of delivery to Buyer, each Aircraft will be free from:

•
Defects in operation of vendor (Embraer’s supplier) manufactured parts, not including the Engines, Auxiliary Power Unit (APU) and their accessories (“Vendor Parts”), as well as failures of mentioned parts due to incorrect installation or installation not complying with the instructions issued or approved by their respective manufacturers.

•	Defects due to non-conformity of Vendor Parts to the technical specification referred to in the Purchase Agreement of the Aircraft.

Once the above-mentioned periods have expired, Embraer will transfer to Buyer the original Warranty issued by the vendors, if it still exists.

2)	Embraer, subject to the conditions and limitations hereby expressed, warrants that:

a.
All spare parts or ground support equipment, not including Engines, APU and their Accessories, which have been manufactured by Embraer or by its subcontractors holding an Embraer part number, which will permit their particular identification and which have been sold by Embraer or its representatives will, for a period of [*] months from the date of the invoice, be free from defects of material, workmanship, manufacturing processes and defects inherent to the design of the above mentioned parts or ground support equipment.

b.
All spare parts or ground support equipment, which have been designed and manufactured by vendors, not including Engines, APU and their related accessories, and stamped with a serial number which will permit their particular identification and which have been sold by Embraer or its representatives will, for a period of [*] months from the date of the invoice, be free from malfunction, defect of material and manufacture.

3)
The obligations of Embraer as expressed in this Warranty are limited to replace or repair defective parts, depending solely upon its own judgment. The defective parts shall be returned to Embraer or its representatives within a period of [*] days after the later of either the occurrence of the defect, or after Buyer should reasonably have been aware of the defect, whichever is longer, at Buyer’s own expense (including but not limited to, freight, insurance, customs duties), adequately packed, provided that such components are actually defective and that the defect has occurred within the periods stipulated in this certificate. Should the defective part not be returned to Embraer within such [*] day period, Embraer may have the right, at its sole discretion, to deny the warranty claim. [*]

* Confidential

Attachment “C” to Purchase Agreement COM 0190-10 Final Version	Page 1 of 3

ATTACHMENT “C” – WARRANTY – MATERIAL AND WORKMANSHIP

NOTE:	Notification of any defect claimed under this item 3 must be given to Embraer within [*] after such defect is found.

Freight, insurance, taxes and other costs incurred by Embraer or its representative for the return of the part to Buyer, as well as the associated costs with the reinstallation and adjustments are Buyer’s responsibility.

Parts supplied to Buyer as replacement for defective parts are warranted for the balance of the warranty period still available from the original warranty of the exchanged parts.

4)
Embraer will accept no warranty claims under any of the circumstances listed below unless it can be demonstrated in accordance with the standards of the international aircraft manufacturing industry that such operation or maintenance or other circumstance did not cause the defect:

a.
When the Aircraft has been used in an attempt to break records, or subjected to experimental flights, or in any other way not in conformity with the flight manual or the airworthiness certificate, or subjected to any manner of use in contravention of the applicable aerial navigation or other regulations and rules, issued or recommended by government authorities of whatever country in which the Aircraft is operated, when accepted and recommended by I.C.A.O.;

b.	When the Aircraft or any of its parts have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin;

c.	Whenever the Aircraft or any of its parts have been involved in an accident, or when parts either defective or not complying to manufacturer’s design or specification have been used;

d.	Whenever parts have had their identification marks, designation, seal or serial number altered or removed;

e.	In the event of negligence, misuse or maintenance services done on the Aircraft, or any of its parts not in accordance with the respective maintenance manual;

f.	In cases of deterioration, wear, breakage, damage or any other defect resulting from the use of inadequate packing methods when returning items to Embraer or its representatives.

5)
This Warranty does not apply to defects presented by expendable items, arising after the applicable service life or maintenance cycle for such item, and to materials or parts subjected to deterioration.

6)
The Warranty hereby expressed is established between Embraer and Buyer, and it cannot be transferred or assigned to others, unless by written consent of Embraer, according to Article 14 of the Purchase Agreement of which this is an Attachment.

7)
THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF EMBRAER AND REMEDIES OF BUYER SET FORTH IN THIS WARRANTY CERTIFICATE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF EMBRAER AND ANY ASSIGNEE OF EMBRAER AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NON-CONFORMANCE OR DEFECT OR FAILURE OR ANY OTHER REASON IN ANY AIRCRAFT OR OTHER THING DELIVERED UNDER THE PURCHASE AGREEMENT OF WHICH THIS IS AN ATTACHMENT, INCLUDING DATA, DOCUMENT, INFORMATION OR SERVICE, INCLUDING BUT NOT LIMITED TO:

a.	ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

* Confidential

Attachment “C” to Purchase Agreement COM 0190-10 Final Version	Page 2 of 3

ATTACHMENT “C” – WARRANTY – MATERIAL AND WORKMANSHIP

b.	ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

c.
ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR OTHER RELATED CAUSES OF EMBRAER OR ANY ASSIGNEE OF EMBRAER, WHETHER ACTIVE, PASSIVE OR IMPUTED; AND

d.
ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY AIRCRAFT OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

8)
No representative or employee of Embraer is authorized to establish any other warranty than the one hereby expressed, nor to assume any additional obligation, relative to the matter, in the name of Embraer and therefore any such statements eventually made by, or in the name of Embraer, shall be void and without effect.

[*]

* Confidential

Attachment “C” to Purchase Agreement COM 0190-10 Final Version	Page 3 of 3

[*]

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*Confidential

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*Confidential

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*Confidential

ATTACHMENT “G” – SERVICE LIFE GUARANTEE

1.
If during the first [*] cycles, or [*] after the relevant Aircraft Actual Delivery Date, whichever comes earlier, during the Aircraft Service Life, any defects or material breakage related to fatigue (a “Structural Defect”) occur in the Primary Structure of the following:

a)	Fuselage

b)	Wings, excluding the flight control surfaces

c)	Pylon

d)	Empennage, excluding flight controls surfaces

e)	Landing gears

“Primary Structure” being defined as those parts which are considered main structural elements, designed and directed to carry the flight loads and inertial loads subject to occur during normal flight operating conditions, as specified for in the approved Airplane Flight Manual or other applicable approved Technical Publications, but not including the fairings, wing tips, stabilizer tips, vertical stabilizer front fairing, aileron, flaps, rudder and other secondary elements not having primary structural function), Embraer shall provide to Buyer a design remedy and a corrective modification kit or replacement item as appropriate, being such costs borne by the Parties as described in the table below:

[*]

2.
Landing gear restoration performed in accordance with Buyer’s Aviation Authority approved maintenance program and Embraer’s recommendations shall not be deemed to be a failure for purposes of this Service Life Guarantee.

3.	Embraer shall not have any obligation to Buyer under this Service Life Guarantee to the extent that the Structural Defect results directly and primarily from:

a.
Buyer failing to maintain, inspect or operate the Aircraft substantially as required by applicable maintenance manuals as amended from time to time or in accordance with the applicable airworthiness regulation then in force and the most recently updated Aviation Authority approved Operations and Airplane Flight Manual.

b.	Buyer operating the Aircraft in a manner that differs in any significant respect from normal passenger service operations.

c.
Structural Defects having been caused directly and primarily by accidental or willful damage to the Aircraft, use of parts or repairs not approved by Embraer, hard landings as defined in the Buyer’s Maintenance Program, violent evasive action or similar abnormal use of the Aircraft.

d.	Buyer not having adequately trained personnel in structural inspection and detection techniques in Aircraft structures and components.

4.
This Service Life Guarantee is applicable only to Structural Defects and shall not extend to any component in any structural item incorporated in the Aircraft if such components are stated in Embraer’s Technical Publications to have a safe life of less than [*] cycles or [*] and is subject to written notification having been given to Embraer by Buyer of any claim hereunder within [*] of the determination by Buyer that said Structural Defects exist.

* Confidential

Attachment “G” to Purchase Agreement COM 0190-10 Final Version	Page 1 of 2

ATTACHMENT “G” – SERVICE LIFE GUARANTEE

5.
THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS AIRCRAFT SERVICE LIFE GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, SOLELY WITH RESPECT TO ANY GUARANTEED LEVEL OF AIRCRAFT SERVICE LIFE.

6.
The terms and conditions of this Service Life Guarantee do not alter, modify or impair, in any way, the terms and conditions of Embraer’s standard Aircraft Warranty Certificate, contained in Attachment C to the Purchase Agreement.

7.	This Service Life Guarantee is assignable under the terms and conditions of Article 14 of the Purchase Agreement, but is not transferable in a sale, sub-lease or other disposition of the Aircraft.

Attachment “G” to Purchase Agreement COM 0190-10 Final Version	Page 2 of 2

[*]

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*Confidential

[*]

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*Confidential

ATTACHMENT “I” – APPOINTMENT OF AUTHORIZED REPRESENTATIVE

(“Buyer”) hereby designates and appoints _________________ as the authorized representative of Buyer for the purpose of inspecting, re-inspecting, and accepting delivery from EMBRAER - Empresa Brasileira de Aeronautica S.A. (“Embraer”), on behalf of and in the name of Buyer, of the Embraer Model EMBRAER-_____ aircraft having Manufacturer’s Serial No. _______ (including the engines, appliances and parts installed thereon, the “Aircraft”), as defined in that certain Purchase Agreement COM 0190-10 between Republic Airline Inc. and EMBRAER dated November 3, 2010, to be delivered by Embraer to Buyer pursuant to the Purchase Agreement Assignment to be dated as of or about _________ __, 201_ between ……………… and Buyer, including the authority to accept delivery of said Aircraft, and to execute and deliver any additional documents with respect to the delivery for said Aircraft in such form as such authorized representative executing the same shall deem appropriate.

Dated:	__________ __, 201_

By:

Name:
Title:

The foregoing appointment is hereby accepted

Name:

Attachment “I” to Purchase Agreement COM 0190-10 Final Version	Page 1 of 1

ATTACHMENT “J” – FORM OF WARRANTY BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS THAT Embraer – Empresa Brasileira de Aeronáutica S.A. (“SELLER”), a Brazilian company, whose address Av. Brigadeiro Faria Lima, 2170 - Putim, São José dos Campos, São Paulo, Brazil, is the owner of good and marketable title to that certain EMBRAER-_____aircraft bearing Manufacturer’s Serial No. ___________, with two General Electric CF34-___ Engines bearing manufacturer’s serial numbers [________] and [________], and all appliances, parts, instruments, appurtenances, accessories, furnishings and/or other equipment or property incorporated in or installed on or attached to said aircraft and engines (hereinafter collectively referred to as the “Aircraft”) to be sold by SELLER under the Purchase Agreement COM 0190-10, dated as of November 3, 2010, including Attachments, Exhibits, Letters, Amendments and Agreements by and between SELLER and Republic Airline Inc.

THAT for and in consideration of the sum of US$ 10.00 and other valuable consideration, receipt of which is hereby acknowledged, SELLER does this __________ day of __________, 201_, grant, convey, transfer, bargain and sell, deliver and set over to _________ (“BUYER”) and unto its successors and assigns forever, all of SELLER’s rights, title and interest in and to the Aircraft.

THAT SELLER hereby represents and warrants to BUYER, its successors and assigns:

(i)	that SELLER has good and marketable title to the Aircraft and the good and lawful right to the Aircraft and the good and lawful right to sell the same; and

(ii)
that good and marketable title to the Aircraft is hereby duly vested in BUYER free and clear of all claims, liens, encumbrances and rights of others of any nature.  SELLER hereby covenants and agrees to defend such title forever against all claims and demands whatsoever.

This Full Warranty Bill of Sale is governed by the laws of the state of New York, United States of America.

IN WITNESS WHEREOF, SELLER has caused this instrument to be executed and delivered by its duly authorized officer and attorney in fact.

Date as of ____________________, 201_.

EMBRAER – EMPRESA BRASILIERA DE AERONAUTICA S.A.

By:

Name:

Title:

Attachment “J” to Purchase Agreement COM 0190-10 Final Version	Page 1 of 1

ATTACHMENT “K” - FORM OF GUARANTEE

FORM OF GUARANTY

FOR VALUE RECEIVED, Republic Airways Holdings Inc., a corporation organized under the laws of Delaware (“Guarantor”), pursuant to Article 14.4 of that certain Purchase Agreement COM 0190-10 dated as of November 3, 2010 between Republic Airline Inc. (“Buyer”) and EMBRAER-Empresa Brasileira de Aeronáutica S.A. (“Embraer”), as the same may be amended from time to time (the “Purchase Agreement”), does hereby unconditionally and irrevocably guarantee to Embraer (i) the due and punctual performance and observance by Buyer of each covenant, agreement, undertaking, representation, warranty and any other obligation or condition binding upon or to be performed or observed by it under and in accordance with the terms of the Purchase Agreement, and (ii) the due and punctual payment of each amount that Buyer is or may become obligated to pay under and in accordance with the terms of the Purchase Agreement (such payment and other obligations of Buyer being herein referred to as the “Obligations”) and in the event of any nonpayment or nonperformance, agrees to pay or perform or cause such payment or performance to be made of such nonpayment or nonperformance. Guarantor further agrees to pay all reasonable expenses (including, without limitations all reasonable fees and disbursements of counsel) that may be paid or incurred in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.  The obligations of Guarantor to make any payments hereunder shall be subject to the terms and conditions of the Purchase Agreement applicable to the Obligations.

Capitalized terms used but not defined herein shall have the respective meanings set forth in, and shall be construed and interpreted in the manner described in, the Purchase Agreement.

Guarantor hereby waives notice of acceptance of this Guaranty, and agrees that, in its capacity as a guarantor, it shall not be required to consent to, or to receive any notice of, any supplement to or amendment of, or waiver or modification of the terms of, the Purchase Agreement.

This Guaranty is being furnished to induce Embraer to enter into the Purchase Agreement.

Guarantor represents and warrants that, as of the date hereof:

a.
Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Guaranty.

b.	Guarantor has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

c.
The execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder and the consummation by Guarantor of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the certificate of incorporation or by-laws of Guarantor, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Guarantor or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Guarantor or (y) adversely affect Guarantor’s ability to perform any of its obligations hereunder) under any agreement, instrument or document to which Guarantor is a party or by which Guarantor or any of its properties is or may be bound or affected.

Attachment “K” to Purchase Agreement COM 0190-10 Final Version	Page 1 of 4

ATTACHMENT “K” - FORM OF GUARANTEE

d.
The execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder and the consummation by Guarantor of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Buyer, (B) any national, federal, state or local government regulatory, judicial, or administrative entity of competent jurisdiction, or (C) any other party.

e.
This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

f.	Each of the foregoing representations and warranties shall survive the execution and delivery of this Guaranty.

No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

This Guaranty is an absolute, unconditional and continuing guaranty of payment and not of collection.  Guarantor waives any right to require that any right to take action against Buyer be exhausted or that resort be made to any security prior to action being taken against Guarantor.

In the event that this Guaranty or the Purchase Agreement shall be terminated, rejected or disaffirmed as a result of bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings with respect to Buyer, Guarantor’s obligations hereunder to Embraer shall continue to the same extent as if the same had not been so terminated, rejected or disaffirmed.  Guarantor shall and does hereby waive all rights and benefits that might, in whole or in part, relieve it from the performance of its duties and obligations by reason of any proceeding as specified in the preceding sentence, and Guarantor agrees that it shall be liable for all sums guaranteed, in respect of and without regard to, any modification, limitation or discharge of the liability of Buyer that may result from any such proceedings and notwithstanding any stay, injunction or other prohibition issued in any such proceedings.  Furthermore, the obligation of Guarantor hereunder will not be discharged by: (a) any extension or renewal of any obligation of Buyer under the Purchase Agreement; (b) any modification of, or amendment or supplement to, any such Purchase Agreement; (c) any furnishing or acceptance of additional security or any release of any security; (d) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Buyer; (e) any change in the structure of the Buyer, any change in ownership of the shares of capital stock of Guarantor or Buyer or any merger or consolidation of either thereof into or with any other person; (f) any assignment, transfer, sublease or other arrangement by which Buyer transfers or loses control of the use of the Aircraft or any part thereof; or (g) any other occurrence whatsoever, except payment in full of all amounts payable by Buyer under the Purchase Agreement and performance in full of all the Obligations in accordance with the terms and conditions of the Purchase Agreement.

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ATTACHMENT “K” - FORM OF GUARANTEE

Guarantor understands and agrees that its obligations hereunder shall be continuing, absolute and unconditional without regard to, and Guarantor hereby waives any defense to, or right to seek a discharge of, its obligations hereunder with respect to; (a) the validity, legality or enforceability of the Purchase Agreement, any of the Obligations or any collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Embraer; (b) any defense, setoff or counterclaim (other than a defense of payment, performance (including payment or performance attributable to a right of setoff provided for in the Purchase Agreement that may at any time be available to or be asserted by Buyer) or breach by either party to the Purchase Agreement until such breach is resolved under the terms of the Purchase Agreement); or (c) any other circumstances whatsoever (with or without notice to or knowledge of Buyer or Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Buyer or the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance.

Notwithstanding any payment or payments made by Guarantor hereunder or any set off or application of funds of Guarantor by Embraer, Guarantor shall not be entitled to be subrogated to any of the rights of Embraer against Buyer or any collateral, security or guaranty or right of set off held by Embraer for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any reimbursement from Buyer in respect of payments made by Guarantor hereunder, until all amounts and performance owing to Embraer by Buyer on account of the Obligations are paid and performed in full.  The obligations of Guarantor hereunder shall be automatically reinstated if and to the extent that any payment by or on behalf of Buyer in respect of any of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations as a result of any proceedings in bankruptcy or reorganization or similar proceedings and Buyer agrees that it will reimburse such holders on demand for all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) incurred by such holders in connection with such rescission or restoration.

Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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ATTACHMENT “K” - FORM OF GUARANTEE

This Guaranty shall be binding upon the successors and assigns of Guarantor; provided, that no transfer, assignment or delegation by Guarantor, other than a transfer, assignment or delegation by operation of law, without the consent of Embraer, shall release Guarantor from its liabilities hereunder.  Subject to the second preceding paragraph, this Guaranty shall terminate and be of no further force and effect upon the performance and observance in full of the Obligations.

All notices, requests and demands to or upon Guarantor or any beneficiary shall be mailed to Buyer in accordance with the terms of Article 25 of the Purchase Agreement. Guarantor hereby agrees to be bound as if it were the Buyer by the provisions of Articles 18, 19, 20, 21, and 26 of the Purchase Agreement, which are incorporated herein by reference as if fully set forth herein.

Dated: ________ __,  201_

REPUBLIC AIRWAYS HOLDINGS INC.

By:

Name:
        Title:

Attachment “K” to Purchase Agreement COM 0190-10 Final Version	Page 4 of 4

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*Confidential